Exhibit 99.1

NEWS RELEASE

Contacts:               Edmund E. Kroll
Senior Vice President, Finance and Investor Relations
(212) 759-0382

Sandy McBride
Senior Director, Corporate Communications
(314) 725-4477

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS SUCCESSFUL SURGERY
ON CHAIRMAN AND CEO

ST. LOUIS, MISSOURI (August 9, 2008) —Centene Corporation (NYSE: CNC) today announced that Michael F. Neidorff, Chairman and CEO, has undergone the successful removal of an abdominal mass and is resting comfortably. Final pathology revealed that this was a benign lesion and the risk of recurrence is judged to be extremely low.

David C. Linehan M.D., Assistant Professor of Surgery, Division of General Surgery, Section of Hepatobiliary Pancreatic Surgery of the Washington University School of Medicine in St. Louis states: "I anticipate that Mr. Neidorff will be discharged from the hospital within a few days and I expect a full and complete recovery." Mr. Neidorff remains in contact with the office and continues to conduct business during his recovery.

About Centene Corporation

Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including the State Children's Health Insurance Program (SCHIP), Supplemental Security Income (SSI) and Medicare (Special Needs Plans). The Company operates health plans in Arizona, Georgia, Indiana, New Jersey, Ohio, South Carolina, Texas and Wisconsin. In addition, the Company contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, long-term care, managed vision, nurse triage, pharmacy benefits management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.